EXHIBIT 5.1


                              DORSEY & WHITNEY LLP


Minneapolis                                                       Billings
New York                      U.S. Bank Centre                   Great Falls
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                                 August 13, 1999

Ubarter.com Inc.
21400 International Blvd., Suite 207
Seattle, Washington  98198

     Re: Ubarter.com Inc.

Ladies and Gentlemen:

     We are delivering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Ubarter.com Inc. (the "Company") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 1,825,040 shares of its common stock ("Shares") issuable upon the exercise of options granted pursuant to certain employees, officers, directors, consultants and service providers to the Company, of which (i) 1,155,040 Shares are issuable upon the exercise of options granted pursuant to the Company's 1998 Stock Option Plan (the "Plan") by participants in the Plan (the "Participants"); (ii) 630,000 Shares are issuable upon the exercise of options granted pursuant to a Stock Option Agreement by and between the Company and Astra Ventures, LLC dated July 26, 1999 (the "Astra Grant") to Astra Ventures, LLC; and (iii) 40,000 Shares are issuable upon the exercise of options granted pursuant to a Stock Option Agreement by and between the Company and Kevin Andersen dated August 1, 1998 (the "Andersen Grant") (collectively, the "Option Grants").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such





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Ubarter.com Inc.
August 13, 1999
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agreements or instruments are the valid, binding and enforceable  obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company. We have also assumed that the Shares will be sold in accordance with the terms and conditions set forth in the Option Grants, as established by the authorizing resolutions adopted by the Company's Board of Directors in accordance with such resolutions.

     Based on the foregoing and having due regard for such legal questions as we have deemed relevant, we are of the opinion that the Shares to be sold by the Company have been duly authorized by all requisite corporate action and, upon issuance, delivery and payment pursuant to the terms of (i) the Plan with respect to the Participants, (ii) the Astra Grant with respect to Astra Ventures, LLC, and (iii) the Andersen Grant with respect to Kevin Andersen, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.

                                   Sincerely,


                                   /s/ Dorsey & Whitney LLC